EXHIBIT 21

Subsidiaries of Apollo Group, Inc.
Entity	Jurisdiction of Incorporation
Apollo Development Corp.	Arizona
Apollo Education Corporation	Arizona
Apollo Global, Inc.*	Delaware
Apollo Group International Development, LLC	Arizona
Apollo Investments, Inc.	Arizona
Apollo NB Holding Company	Arizona
Apollo Online, Inc.	Arizona
Apollo Publishing and Learning Technologies, Inc.	Arizona
Apollo University and Graduate Institute, Inc.	Arizona
Aptimus, Inc.	Washington
Computer Aided Learning Corporation, Inc.	Arizona
Global Education Partner, Inc.	Arizona
Insight Schools, Inc.	Oregon
Institute for Professional Development	California
International Education Partner, Inc.	Arizona
Riverpoint Lot 2, LLC	Arizona
Riverpoint Lots 1/3/5, LLC	Arizona
The College for Financial Planning Institutes Corporation	Arizona
The University of Phoenix, Inc.	Arizona
Western International University, Inc.	Arizona

*	Apollo Group, Inc. owns 80.1% of Apollo Global, Inc.

Assumed Names
Corporate Name	Assumed Name	State(s) where used
Apollo Group, Inc.	Apollo Education	California
Institute for Professional Development	Institute for Professional Development of California, Inc.	Connecticut, New Jersey
Institute for Professional Development	Institute for Professional Development, Inc.	Arizona, Florida, Illinois, Indiana, Kentucky, North Carolina, Oregon, Pennsylvania, Tennessee, Virginia
Institute for Professional Development	Institute for Professional Development Corporation	Iowa

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